Contact:

Brian Beades

212-810-5596

invrel@blackrock.com

BlackRock Reports First Quarter Diluted EPS of $1.48

Assets Under Management Rise to $1.154 Trillion at March 31, 2007

New York, April 19, 2007 — BlackRock, Inc. (NYSE:BLK) today reported net income for the quarter ended March 31, 2007 of $195.4 million, or $1.48 per diluted share. This compares with diluted earnings per share of $1.06 and $1.28 in the first and fourth quarters of 2006, respectively.

First quarter 2007 diluted earnings per share include $0.03 of Merrill Lynch Investment Managers (“MLIM”) integration charges, $0.06 in launch costs for a new closed-end fund and a $0.02 charge associated with syndication costs for a large real estate venture. First quarter 2006 diluted earnings per share included $0.06 of MLIM integration charges and no closed-end fund launch costs. Fourth quarter 2006 diluted earnings per share reflected $0.25 of MLIM integration charges and $0.03 of closed-end fund launch costs. Performance fee related earnings contributed approximately $ 0.07 to diluted earnings per share in the first quarter of 2007, as compared to $0.37 and $0.14 per share in the first and fourth quarters of 2006, respectively. Before the effect of these charges and the contribution from performance fees, first quarter 2007 diluted earnings per share increased approximately 104% and 8% compared to the first and fourth quarters of 2006, respectively.

Adjusted earnings per share1 increased by approximately 29% to $1.59 for the first quarter 2007, compared to $1.23 for the first quarter 2006, despite a $0.30 per share decrease in the per share contribution from performance fees. First quarter 2007 adjusted earnings per share would have been $1.64 excluding the $0.02 real estate syndication charges and the $0.03 impact of higher fund launch costs over the amount incurred in fourth quarter 2006. Performance fees in the first quarter 2006 primarily were related to fees earned from a multi-year institutional real estate equity account acquired in the SSRM Holdings, Inc. transaction.

The Company’s first quarter 2007 adjusted operating margin1 of 34.0% decreased approximately 1.6% from fourth quarter 2006 due to increased launch costs on a new closed-end fund and the operating income effect of two fewer days in the first quarter.

Revenue totaled $1.005 billion for the first quarter 2007 compared to $1.019 billion for fourth quarter 2006. The decrease in revenue reflects lower performance fees, the impact of two fewer days and a lower fee mix for equities. Performance fees, including amounts earned by BlackRock Solutions®, for the first quarter 2007 and fourth quarter 2006 were $22.4 million and $43.8 million, respectively.

MLIM integration charges for the first quarter 2007 were $7.1 million. Total integration costs to be incurred, including the $142 million expensed in 2006, are estimated at $170 to $180 million.

[1]	See notes (a) and (b) to the condensed consolidated statements of income and supplemental information in Attachment I on pages 8 and 9.

Assets under management (“AUM”) totaled $1.154 trillion at March 31, 2007, up $29.5 billion, or 2.6%, since fourth quarter-end and $79.1 billion, or 7.4%, since closing the MLIM merger. Net new business totaled $14.4 billion and $31.6 billion during the first quarter and since closing, respectively. For the quarter, new business efforts resulted in positive net flows in all asset classes and in all client channels. Net new business from U.S. investors for the quarter totaled $12.7 billion, including $3.7 billion in long-dated mandates and $9.0 billion in cash management products. Net inflows from international clients were $7.2 billion, before giving effect to $5.4 billion of outflows resulting from one client’s strategic restructuring and outflows in a single securities lending account. BlackRock Solutions also maintained solid momentum, adding two new Aladdin® assignments during the quarter. BlackRock’s new business pipeline continues to be robust, with $28.4 billion of wins funded or to be funded, and the Company is participating in a substantial number of searches across regions and products.

“Since we announced our merger with MLIM, our combined AUM has increased by more than $160 billion,” commented Laurence D. Fink, Chairman and CEO of BlackRock. “Half of that growth has occurred since closing on September 29, 2006, including cumulative net new business of $31.6 billion. These wins include early cross-selling successes, as well as a range of new opportunities that we believe neither firm would have had independently. Wins are well balanced across regions, and the diversification of our capabilities across channels already has proven valuable. Strong flows from institutional clients have helped overcome a slowdown in European retail arising out of an industry-wide sector rotation.

“Since closing, we have brought together diverse capabilities to better serve the changing needs of investors worldwide. We have worked effectively with fixed income investors who are seeking customized solutions to replace traditional strategies. We have created alpha extension and alternative investment products that offer less correlated or higher return opportunities. Most recently, we formalized our multi-asset class effort and rolled out new products that leverage investment, asset allocation and risk management expertise across the platform. We continue to be an innovator in risk management and tools to support the investment process utilized by BlackRock and by BlackRock Solutions’ third party clients. All of these efforts are vital to helping our clients access market opportunities and address their investment challenges.

“Our growth, new business momentum and sustained competitive investment performance in a wide-range of products all point to the merger going well. We do not, however, underestimate the work ahead as we continue to pursue operational and cultural integration. For example, we were trying to complete the Aladdin implementation on a greatly accelerated timetable, but have decided to take a more measured approach on the international conversion, extending the effort through 2008, to ensure a thorough and well-supported business process redesign. We are similarly focused on prioritizing our resources to ensure that we remain focused and proactive on behalf of our clients as we build our global infrastructure. I would like to thank our professionals throughout the world for their dedication to serving our clients, for differentiating the firm, and for working every day to enhance BlackRock’s global franchise.”

First Quarter Business Highlights

•

Net new business was positive in all channels, with $14.4 billion of net inflows representing approximately half of the total increase in AUM during the first quarter. Flows in long-dated products included $2.6 billion from retail investors, $2.1 billion from institutional clients, and $1.3 billion from high net worth investors. BlackRock is beginning to capitalize on its enhanced platform, winning mandates and introducing products, including target date and target risk funds for U.S. defined contribution plans, that neither predecessor organization would have been able to execute effectively in the past. The Company is also seeing early results from broader cross-selling efforts across regions, channels and products, and continues to have robust new business momentum, as evidenced by its pipeline.

•

Fixed income AUM closed the quarter up $22.5 billion to $470.5 billion, including an asset reclassification discussed below. Net new business was $6.4 billion before giving effect to the reclassification and the large client restructuring referenced earlier. The flows within fixed income, including $10.2 billion of net fundings in targeted duration, global bond, structured finance and absolute return mandates and $6.6 billion of net outflows in traditional core, local currency and sector-specialty portfolios, evidence two important trends. First, clients are broadening their definition of “traditional” fixed income strategies to include a range of absolute return and structured products. Accordingly, $14.0 billion of AUM was reclassified from alternatives to fixed income to better align with the evolution of the business. Second, institutional investors are increasingly seeking customized solutions. BlackRock has a long history of working collaboratively with clients to develop tailored approaches to their portfolio management challenges, and continues to differentiate itself through these efforts. Performance was mixed during the quarter, with particularly strong results in global sector-specialty and U.S. tax-exempt products. Overall, 67% or more of bond funds ranked in the top two peer group quartiles for the one-, three- and five-year periods ended March 31, 2007.

•

Equity AUM grew $10.3 billion to $403.0 billion, driven in large measure by increases in net asset values as the market recovered in the latter half of March. Net new business during the quarter was $1.6 billion, including strong flows from U.S. retail investors. During the quarter, BlackRock received “buy” ratings from several consultants on global allocation and U.S. large cap products, which will be vital to future institutional cross-selling of its equity capabilities. The Company also continued to work with key third party intermediaries to obtain platform approval for its expanded retail offerings, which contributed to this quarter’s favorable flows and over time will help diversify its exposure to high beta products within retail channels globally. Performance across the platform was strong, with 74% or more of equity fund assets in the top two peer group quartiles for the one-, three- and five-year periods ended March 31, 2007.

•

AUM in cash management products rose $9.1 billion to $244.8 billion at March 31, 2007. Average assets for the quarter exceeded average assets for the prior quarter by $6.8 billion. Institutions that do not need to match their liabilities are targeting superior risk-adjusted returns in cash strategies, a trend that contributed to net inflows of $4.1 billion in prime funds and separate accounts. Retail investors also are favoring money market funds, leading to $1.9 billion of net inflows during the first quarter. Generally stronger equity market conditions supported $4.9 billion of inflows in U.S. securities lending portfolios, although significant outflows at quarter-end in a single international securities lending program muted overall results. Federal Reserve policy remained benign during the first quarter. The Company expects volatility of flows in cash management products to increase as the future direction of Federal Reserve policy becomes clearer.

•

Excluding the $14.0 billion of structured finance and absolute return products reclassified to fixed income, alternative investment AUM ended the quarter at $35.8 billion. This represents an increase of $2.1 billion after giving effect to the maturity of BlackRock’s first CDO. The Company’s real estate business continued to expand, with investment activity contributing to a $1.6 billion increase in AUM to $22.2 billion at quarter-end. In addition, $340 million of net inflows in hedge funds and fund of funds, private equity and other alternatives (excluding the CDO maturity) reflect continued demand for a range of less traditional strategies. Several new product launches are expected throughout the year, and the Company continues to seek opportunities to expand its alternatives platform.

•

BlackRock Solutions added two new Aladdin mandates and concluded one insurance accounting assignment during the quarter. Several additional opportunities are at various stages of development, with active proposals or contract negotiations underway across the range of products. BlackRock continues to receive strong inquiry from both domestic and international clients as it capitalizes on its expanded geographical presence. At quarter-end, the Company had five Aladdin implementations in process that are expected to continue throughout the year and, in some cases, into 2008. In addition, BlackRock’s technology and development professionals continue to support BlackRock’s merger integration and ongoing business process redesign efforts.

•

BlackRock’s new business pipeline is the largest it has ever been, consistent with expectations for what it could achieve with its expanded product and distribution capabilities. As of April 17, 2007, BlackRock had $28.4 billion of net wins funded or to be funded, $24.6 billion of which are in long-dated products. Of this total, approximately $13.4 billion is from U.S. investors and $11.2 billion from international clients, which is indicative of the balance in its distribution capabilities as well as its continuing new business momentum. In addition, BlackRock is participating in an increasing number of searches, and is selectively launching new products. For example, this past quarter the Company consolidated global efforts in multi-asset class solutions to enhance the delivery of strategic and tactical asset allocation, targeted return, fiduciary outsourcing, liability-driven and portable alpha strategies. BlackRock continues to seek ways to harness its broader capabilities to develop innovative solutions for investors worldwide.

First Quarter Financial Highlights

First quarter 2007 reflects the impact of the MLIM transaction, which closed on September 29, 2006. Given the magnitude of the acquired business, the Company has omitted discussion of most line item variances.

First quarter 2007 revenues were $1.005 billion, compared to $395.7 million in first quarter 2006 and $1.019 billion in fourth quarter 2006. Performance fees were $22.4 million in first quarter 2007, compared to $114.6 million in first quarter 2006 and $39.9 million in fourth quarter 2006. Other revenue, which includes BlackRock Solutions, 12b-1 fees and property management fees, was $109.4 million for first quarter 2007 versus $46.0 million reported in first quarter 2006 and $115.6 million in the fourth quarter 2006. First quarter 2007 BlackRock Solutions revenues rose to $42.3 million, an increase of $8.3 million or 24% from first quarter 2006.

First quarter 2007 operating expenses were $733.1 million, compared to $295.6 million in first quarter 2006 and $772.4 million in fourth quarter 2006. Compensation and benefits reflects an increase in the number of employees to approximately 5,000 at March 31, 2007 from approximately 1,800 at March 31, 2006. Portfolio administration and servicing costs includes payments to third parties, including Merrill Lynch, primarily associated with administration and servicing client investments in certain BlackRock products. First quarter 2007 also reflects approximately $13.2 million of expense from launching a new closed-end fund that is expected to produce annual net revenue of approximately $7.6 million.

First quarter 2007 non-operating income was $82.7 million, compared to $13.1 million in first quarter 2006 and $36.6 million in fourth quarter 2006, principally related to investments acquired in the MLIM transaction and subsequent additional investments. First quarter 2007 non-operating income is offset by approximately $49.7 million of minority interest.

Teleconference and Webcast Information

BlackRock will host a teleconference call for investors and analysts on Thursday, April 19, 2007, at 9:00 a.m. (Eastern Time) to discuss its first quarter results. Members of the public who are interested in participating in the teleconference should dial, from the United States, (800) 374-0176, or from outside the United States, (706) 679-4634, shortly before 9:00 a.m. and reference the BlackRock Conference Call (ID Number 5507987). A live, listen-only webcast will also be available via the investor relations section of www.blackrock.com.

Both the teleconference and webcast will be available for replay by 1:00 p.m. on Thursday, April 19, 2007, and ending at midnight on Thursday, April 26, 2007. To access the replay of the teleconference, callers from the United States should dial (800) 642-1687 and callers from outside the United States should dial (706) 645-9291 and enter the Conference ID Number 5507987. To access the webcast, please visit the investor relations section of www.blackrock.com.

Performance Notes

Past performance is no guarantee of future results. Mutual fund performance data is net of fees and expenses and assumes the reinvestment of dividends and capital gains distributions. BlackRock waives certain fees, without which fund performance would be lower. Investments in mutual funds are neither insured nor guaranteed by the U.S. government. Relative peer group performance is based on quartiles from Lipper Inc. for U.S. funds and Standard & Poor’s for non-U.S. funds. Rankings are based on total returns with dividends and distributions reinvested and do not reflect sales charges. Funds with returns among the top 25% of a peer group of funds with comparable objectives are in the first quartile and funds with returns in the next 25% of a peer group are in the second quartile. Some funds have less than three years of performance.

About BlackRock

BlackRock is one of the world’s largest publicly traded investment management firms. As of March 31, 2007, assets under management were $1.154 trillion. The firm manages assets on behalf of institutions and individuals worldwide through a variety of equity, fixed income, cash management and alternative investment products. In addition, a growing number of institutional investors use BlackRock Solutions investment system, risk management and financial advisory services. Headquartered in New York City, the firm has approximately 5,000 employees in 18 countries and a major presence in key global markets, including the U.S., Europe, Asia, Australia and the Middle East. For additional information, please visit the Company's website at www.blackrock.com.

Forward-Looking Statements

This press release, and other statements that BlackRock may make may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock's SEC reports and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock's investment products, including its separately managed accounts and the former MLIM business; (4) the impact of increased competition; (5) the impact of capital improvement projects; (6) the impact of future acquisitions or divestitures; (7) the unfavorable resolution of legal proceedings; (8) the extent and timing of any share repurchases; (9) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (10) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock, Merrill Lynch or PNC; (11) terrorist activities and international hostilities, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries, and BlackRock; (12) the ability to attract and retain highly talented professionals; (13) fluctuations in foreign currency exchange rates, which may adversely affect the value of advisory fees earned by BlackRock; (14) the impact of changes to tax legislation and, generally, the tax position of the Company; (15) BlackRock's ability to successfully integrate the MLIM business with its existing business; (16) the ability of BlackRock to effectively manage the former MLIM assets along with its historical assets under management; and (17) BlackRock's success in maintaining the distribution of its products.

BlackRock's Annual Reports on Form 10-K and BlackRock's subsequent filings with the SEC, accessible on the SEC's website at http://www.sec.gov and on BlackRock’s website at http://www.blackrock.com, discuss these factors in more detail and identify additional factors that can affect forward-looking statements. The information contained on our website is not a part of this press release.

# # #

Attachment I

BlackRock, Inc.

Condensed Consolidated Statements of Income and Supplemental Information

(Dollar amounts in thousands, except share data)

(unaudited)

	Three months ended			Variance
	March 31,		December 31,	March 31, 2006		December 31, 2006
	2007	2006	2006	Amount	% Change	Amount	% Change
Revenue

Investment advisory and administration fees	$895,926	$349,708	$902,881	$546,218	156.2%	$(6,955)	(0.8)%
Other revenue	109,448	45,952	115,644	63,496	138.2%	(6,196)	(5.4)%

Total revenue	1,005,374	395,660	1,018,525	609,714	154.1%	(13,151)	(1.3)%

Expense
Employee compensation and benefits	352,398	191,796	378,594	160,602	83.7%	(26,196)	(6.9)%
Portfolio administration and servicing	126,677	15,159	120,259	111,518	NM	6,418	5.3%
General and administration	223,036	86,649	242,526	136,387	157.4%	(19,490)	(8.0)%
Amortization of intangible assets	31,032	2,029	31,064	29,003	NM	(32)	(0.1)%

Total expense	733,143	295,633	772,443	437,510	148.0%	(39,300)	(5.1)%

Operating income	272,231	100,027	246,082	172,204	172.2%	26,149	10.6%

Non-operating income
Investment income	93,717	15,064	40,509	78,653	NM	53,208	131.3%
Interest expense	(10,986)	(1,969)	(3,895)	(9,017)	457.9%	(7,091)	182.1%

Total non-operating income	82,731	13,095	36,614	69,636	531.8%	46,117	126.0%

Income before income taxes and minority interest	354,962	113,122	282,696	241,840	213.8%	72,266	25.6%
Income taxes	109,906	41,618	99,500	68,288	164.1%	10,406	10.5%

Income before minority interest	245,056	71,504	183,196	173,552	242.7%	61,860	33.8%
Minority interest	49,668	642	13,774	49,026	NM	35,894	260.6%

Net income	$195,388	$70,862	$169,422	$124,526	175.7%	$25,966	15.3%

Weighted-average shares outstanding (c)
Basic	128,809,726	64,074,888	129,040,518	64,734,838	101.0%	(230,792)	(0.2)%
Diluted	131,895,570	66,731,560	131,853,835	65,164,010	97.7%	41,735	0.0%
Earnings per share (c)
Basic	$1.52	$1.11	$1.31	$0.41	36.9%	$0.21	16.0%
Diluted	$1.48	$1.06	$1.28	$0.42	39.6%	$0.20	15.6%

Dividends paid per share	$0.67	$0.42	$0.42	$0.25	59.5%	$0.25	59.5%

Supplemental information:

Operating income, as adjusted (a)	$296,360	$157,274	$318,345	$139,086	88.4%	$(21,985)	(6.9)%
Operating margin, GAAP	27.1%	25.3%	24.2%	1.8%	7.1%	2.9%	12.0%
Operating margin, as adjusted (a)	34.0%	42.0%	35.6%	(8.0)%	(19.0)%	(1.6)%	(4.5)%
Net income, as adjusted (b)	$209,240	$82,363	$211,733	$126,877	154.0%	$(2,493)	(1.2)%
Diluted earnings per share, as adjusted (b) (c)	$1.59	$1.23	$1.61	$0.36	(29.3)%	$(0.02)	(1.2)%

NM - Not meaningful

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(Unaudited)

(a) While BlackRock reports its financial results on a GAAP basis, management believes that evaluating the Company’s ongoing operating results may not be as useful if investors are limited to reviewing only GAAP financial measures. Management reviews non-GAAP financial measures to assess ongoing operations, and for the reasons described below, considers them to be effective indicators, for both management and investors, of BlackRock's financial performance over time. BlackRock's management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Certain prior year non-GAAP data has been restated to conform to current year presentation.

Operating margin, as adjusted, equals operating income, as adjusted, divided by revenue used for operating margin measurement, as indicated in the table below. Computations for all periods presented include affiliated and unaffiliated portfolio administration and servicing costs are derived from the Company's condensed consolidated financial statements as follows:

	Three months ended
	March 31,		December 31,
	2007	2006	2006
Operating income, GAAP basis	$272,231	$100,027	$246,082
Non-GAAP adjustments:
PNC LTIP funding obligation	12,043	11,676	13,964
Merrill Lynch compensation contribution	2,500	—	1,848
Appreciation on assets related to deferred compensation plans	2,486	4,542	5,102
Fee sharing payment	—	34,450	—
MLIM integration costs	7,100	6,579	51,349

Operating income, as adjusted	$296,360	$157,274	$318,345

Revenue, GAAP basis	$1,005,374	$395,660	$1,018,525
Non-GAAP adjustments:
Portfolio administration and servicing	(126,677)	(15,159)	(120,259)
Reimbursable property management compensation	(6,642)	(5,598)	(4,922)

Revenue used for operating margin measurement, as adjusted	$872,055	$374,903	$893,344

Operating margin, GAAP basis	27.1%	25.3%	24.2%

Operating margin, as adjusted	34.0%	42.0%	35.6%

Management believes that operating income, as adjusted, and operating margin, as adjusted, are effective indicators of management's ability to, and useful to management in deciding how to, effectively employ BlackRock’s resources. As such, management believes that operating income, as adjusted, and operating margin, as adjusted, provide useful disclosure to investors. MLIM integration costs consist principally of certain professional fees, rebranding costs and compensation costs related to the integration which were reflected in GAAP net income. MLIM integration costs have been deemed non-recurring by management and have been excluded from net income, as adjusted, and diluted earnings per share, as adjusted, to help ensure the comparability of this information to prior periods. The portion of the LTIP expense associated with awards met by the distribution to participants of shares of BlackRock stock held by PNC has been excluded because, exclusive of the impact related to LTIP participants’ put options, these charges do not impact BlackRock’s book value. The 2006 fee sharing payment has been excluded because it represents a non-recurring payment (based upon a performance fee) pursuant to the SSRM Holdings, Inc. acquisition agreement. Compensation expense associated with appreciation on assets related to BlackRock’s deferred compensation plans has been excluded because investment returns on these assets reported in non-operating income, net of the related impact on compensation expense, result in a nominal impact on net income. The portion of the current year compensation expense related to incentive awards to be funded by Merrill Lynch has been excluded because it is not expected to impact BlackRock’s book value.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(Unaudited)

(continued)

(a) (continued)

Portfolio administration and servicing costs have been excluded from revenue used for operating margin measurement, as adjusted, because the Company receives offsetting revenue and expense for these services. Reimbursable property management compensation represents compensation and benefits paid to certain BlackRock Realty Advisors, Inc. (“Realty”) personnel. These employees are retained on Realty’s payroll when certain properties are acquired by Realty’s clients. The related compensation and benefits are fully reimbursed by Realty’s clients and have been excluded from revenue used for operating margin measurement, as adjusted, because they bear no economic cost to BlackRock.

(b) While BlackRock reports its financial results on a GAAP basis, management believes that evaluating the Company’s ongoing operating results may not be as useful if investors are limited to reviewing only GAAP-basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations, and for the reasons described below, considers them to be effective indicators, for both management and investors, of BlackRock’s financial performance over time. BlackRock’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

	Three months ended
	March 31,		December 31,
	2007	2006	2006
Net income, GAAP basis	$195,388	$70,862	$169,422
Non-GAAP adjustments, net of tax:
PNC’s LTIP funding obligation	7,708	7,356	8,797
Merrill Lynch compensation contribution	1,600	—	1,164
MLIM integration costs	4,544	4,145	32,350

Net income, as adjusted	$209,240	$82,363	$211,733

Diluted weighted average shares outstanding	131,895,570	66,731,560	131,853,835

Diluted earnings per share, GAAP basis	$1.48	$1.06	$1.28

Diluted earnings per share, as adjusted	$1.59	$1.23	$1.61

Management believes that net income, as adjusted, and diluted earnings per share, as adjusted, are effective measurements of BlackRock’s profitability and financial performance. MLIM integration costs reflected in GAAP net income have been deemed non-recurring by management and have been excluded from net income, as adjusted, and diluted earnings per share, as adjusted, to help ensure the comparability of this information to prior reporting periods. MLIM integration costs consist principally of compensation costs, professional fees and rebranding costs incurred in conjunction with the MLIM integration. The portion of LTIP expense associated with awards funded by the distribution to participants of shares of BlackRock stock held by PNC has been excluded from net income, as adjusted, and diluted earnings per share, as adjusted, because these charges have not impacted BlackRock’s book value.

(c) Series A non-voting participating preferred stock is considered to be common stock for purposes of per share calculations.

Attachment II

BlackRock, Inc.

Summary of Revenues

(Dollar amounts in thousands, except share data)

(unaudited)

	Three months ended			Variance
	March 31,		December 31,	March 31, 2006		December 31, 2006
	2007	2006	2006	Amount	Percent	Amount	Percent
Investment advisory and administration fees
Fixed income[1]	$233,907	$111,861	$220,259	$122,046	109.1%	$13,648	6.2%
Cash management	115,389	29,815	110,754	85,574	287.0%	4,635	4.2%
Equity and balanced	453,847	54,058	451,247	399,789	NM	2,600	0.6%
Alternative investment products[1]	70,365	39,367	80,707	30,998	78.7%	(10,342)	(12.8)%

Investment advisory base fees	873,508	235,101	862,967	638,407	271.5%	10,541	1.2%
Investment advisory performance fees	22,418	114,607	39,914	(92,189)	(80.4)%	(17,496)	(43.8)%

Total investment advisory and administration fees	895,926	349,708	902,881	546,218	156.2%	(6,955)	(0.8)%
BlackRock Solutions	42,314	34,050	45,473	8,264	24.3%	(3,159)	(6.9)%
Other revenue	67,134	11,902	70,171	55,232	464.1%	(3,037)	(4.3)%

Total other revenue	109,448	45,952	115,644	63,496	138.2%	(6,196)	(5.4)%

Total revenue	$1,005,374	$395,660	$1,018,525	$609,714	154.1%	$(13,151)	(1.3)%

[1]

Revenue reported for the first quarter 2007 reflects the $9.6 million impact of the reclassification of $14.0 billion of fixed income oriented absolute return and structured products from alternative to fixed income.

Prior period data reflects certain reclassifications to conform to the current period presentation.

NM - Not meaningful

Attachment III

BlackRock, Inc.

Assets Under Management

(Dollar amounts in millions)

(unaudited)

Summary

				Variance
	March 31, 2007	December 31, 2006 [1]	March 31, 2006	Qtr to Qtr	YOY
Fixed income	$470,513	$448,012	$308,945	5.0%	52.3%
Cash management	244,838	235,768	86,484	3.8%	183.1%
Equity and balanced	402,983	392,708	40,751	2.6%	888.9%
Alternative investment products	35,830	48,139	26,880	-25.6%	33.3%

Total	$1,154,164	$1,124,627	$463,060	2.6%	149.2%

First Quarter Component Changes

	December 31, 2006 [1]	Net subscriptions (redemptions)	Acquisitions/ Reclassifications [2]	FX 3	Market appreciation (depreciation)	March 31, 2007
Fixed income	$448,012	$3,546	$14,037	$424	$4,494	$470,513
Cash management	235,768	8,387	—	17	666	244,838
Equity and balanced	392,708	1,612	—	912	7,751	402,983
Alternative investment products	48,139	890	(14,037)	34	804	35,830

Total	$1,124,627	$14,435	$0	$1,387	$13,715	$1,154,164

Year over Year Component Changes

	March 31, 2006	Net subscriptions (redemptions)	Acquisitions/ Reclassifications [2]	FX 3	Market appreciation (depreciation)	March 31, 2007
Fixed income	$308,945	$741	$138,923	$2,653	$19,251	$470,513
Cash management	86,484	20,318	135,629	201	2,206	244,838
Equity and balanced	40,751	11,682	314,419	5,885	30,246	402,983
Alternative investment products	26,880	6,787	187	289	1,687	35,830

Total	$463,060	$39,528	$589,158	$9,028	$53,390	$1,154,164

[1]

December 31, 2006 AUM reflects a correction to the classification of MLIM acquired assets. Approximately $7.9 billion was reclassified from fixed income to liquidity, relative to the AUM as reported in BlackRock's fourth quarter 2006 earnings release.

[2]

Data reflects the reclassification of $14.0 billion of fixed income oriented absolute return and structured product alternatives to fixed income, as well as the net assets acquired from MLIM in the year-ended March 31, 2007.

[3]	FX reflects the impact of converting non-dollar denominated AUM into USD for reporting.